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                                  May 4, 1993





Theodore A. Levine, Esq.
32650 Sutton Place, N.W.
Washington, DC 20016

Dear Mr. Levine:

         This letter sets forth the terms of your employment with Paine Webber Group Inc. ("PWG") and PaineWebber Incorporated ("PWI") in the positions of General Counsel of PWG and Executive Vice President of PWI.

         1. Term of Employment. Unless sooner terminated pursuant to the provisions of this Agreement, the term of employment under this Agreement shall commence on June 15, 1993 and end on June 14, 1996 (the "Term of Employment").

         2. Positions, Duties and Responsibilities. During the Term of Employment you shall be employed as General Counsel of PWG and Executive Vice President of PaineWebber Incorporated ("PWI"). In such capacity, you shall be responsible for providing legal advice to PWG, PWI and their senior officers and for the management and administration of the PWI Legal Department, including, without limitation, the areas of litigation, compliance, counselling and supervision of outside law firms. In carrying out such duties, you shall report to the Chairman and Chief Executive Officer of PWG, who may, in his sole discretion, provide for you to report to a senior level officer of PWG or PWI designated by him with respect to matters relating to the administration and management of the PWI Legal Department. During the Term of Employment, you shall devote all of your business time and attention to the business and affairs of PWG and PWI. During the Term of Employment, it shall not be a violation of this Agreement for you to (A) with prior written approval of the Chairman of PWG, serve on corporate, civic or charitable boards or committees,
(B) deliver lectures fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not materially interfere with the performance of your responsibilities as an employee of PWG and PWI in accordance with this Agreement.
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         3.      Salary.  You shall be paid an annualized base salary, payable in accordance with the regular payroll practices of PWI, of no less than $200,000.

         4. Special Bonus. Upon the commencement of the Term of Employment, you shall receive a special cash bonus of $400,000. If within 60 days of the commencement of the Term of Employment you terminate your Employment voluntarily, other than due to Constructive Termination (as defined below), or PWG terminates your employment for Cause (as defined below), you shall repay to PWG the amount of such special bonus.

         5. Annual Bonus. You shall be paid a minimum annual bonus at an annualized rate of $650,000. The minimum annual bonus for 1993 and 1996 shall be $650,000 multiplied by a fraction, the numerator of which shall be the number of days in such year during which you were an employee of PWG or PWI, pursuant to this Agreement or otherwise, and the denominator of which shall be
365. Except as provided In Section 8, such minimum annual bonuses shall be payable at the same time as bonuses are paid to senior executives of PWI.

         6. Restricted Stock. You shall receive annual bonus awards of shares of restricted stock under the PWG 1990 Stock Award and Option Plan, or successor plan, on the date of the commencement of the Term of Employment and on the first and second anniversaries of each date. One-third of the shares subject to an award shall vest on each of the first, second and third anniversaries of the date of grant of such award. Notwithstanding the foregoing, all awards of restricted stock shall vest immediately upon the occurrence of a Change in Control. For the purpose of this Agreement "Change in Control" shall mean the occurrence of one or more of the following events:

                 (i) a person or entity becomes an Acquiring Person and for this purpose "Acquiring Person" shall mean any "person," as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), other than PWG, a subsidiary of PWG or any employee benefit plan sponsored by PWG or any such subsidiary, who becomes a "beneficial owner," as such term is used in Rule 13d-3 promulgated under the Exchange Act, of 20% or more of the voting stock of PWG or PWI; provided however, that in the case of any "person" who on the data of this Agreement owned five percent or more of the voting stock of PWG, only acquisitions by such "person" occurring after such issuance date shall be taken into account in determining whether or not such "person" is an Acquiring Person;

                 (ii) a majority of the Board at any time consists of individuals elected to membership at a Board meeting or a shareholders' meeting other than individuals nominated or approved by a majority of the Disinterested Directors and for this purpose "Disinterested Director" shall mean any member of the Board who (x) is not an officer of PWG or an officer or director of any subsidiary of PWG, (y) is not an Acquiring Person or an affiliate or associate of an Acquiring Person or a nominee or representative of an Acquiring Person or of any such affiliate or associate and (z) was a member of the Board on the date of this Agreement or was nominated for election or elected by a majority of the Disinterested Directors;
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                 (iii)    PWG adopts any plan of liquidation providing for the
         distribution of all of or substantially all of its assets;

                 (iv) all or substantially all the business of PWG is disposed of pursuant to a merger, consolidation or other transaction (other than a merger, consolidation or other transaction with a company of which 50% or more of the voting stock is owned, directly or indirectly, by PWG both before and immediately after the merger, consolidation or other transaction) in which PWI is not the surviving corporation or PWG is materially or completely liquidated; or

                 (v) PWG or PWI combines with another company and is the surviving corporation but immediately after the combination, the persons who were shareholders of PWG immediately prior to the combination hold, directly or indirectly, 50% or less of the voting stock of the combined company (there being excluded from the number of shares held by such shareholders, but not from the voting stock of the combined company, any shares received by "affiliates", as such term is defined in the rules of the Securities and Exchange Commission, of such other company in exchange for stock of such other company).

Anything to the contrary herein notwithstanding, a Change in Control shall not be deemed to have occurred if, as a result of the transaction that would otherwise constitute a Change in Control (x) neither the PWG Common Stock nor the common stock or other equity interests of any successor to PWG are publicly traded and (y) either (1) the Chairman of PWG and the President of PWI immediately prior to such transaction continue to control PWG or such successor or (2) PWG becomes a subsidiary of another corporation or other entity and the Chairman of PWG and the President of PWI immediately prior to such transaction continue to hold such offices.

         7. Benefits and Incentive Opportunities. You shall be eligible to participate in (a) all employee welfare benefit plans, programs and arrangements made available to senior level executives of PWG and PWI, including, without limitation, retirement, medical, hospitalization, disability, life Insurance, savings, fringe benefits, vacation and other plans, programs and arrangements and (b) all incentive opportunities provided to such senior level executives. Without limiting the foregoing, you shall participate in the PWG Supplemental Employees' Retirement Plan for Certain Senior
Officers in accordance with the terms of such plan an a participant who is not an initial participant described in Section 5.1 of such plan.

         8.      Termination of Employment.

                 (a) Death or Disability. If you die or your employment is terminated for disability, you or your estate shall be entitled to receive your base salary through the date of your death or such termination and a pro rata portion of your minimum annual bonus for the year in which your death or such termination occurs, together with all death or disability benefits, as the case may be, to which senior level executives of PWG or PWI are then
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entitled. (The pro rata bonus shall be determined by multiplying $650,000 by a fraction, the numerator of which shall be the number of days you were employed during such year and the denominator of which shall be 365.)

                 (b) Termination for Cause: Voluntary Termination. In the event your employment in terminated for Cause (as defined below) or you voluntarily terminate your employment other than as a result of a Constructive Termination (as defined below), you shall be entitled to receive your base salary through the date of such termination. For the purpose of this Agreement, "Cause" shall mean (i) you commit a serious crime or (ii) in carrying out your duties, you are guilty of (A) willful gross neglect, or (B) willful gross misconduct, resulting in the case of clause (ii)(A) or (B), in material harm to PWI or PWG unless such act, or failure to act, was believed by you in good faith to be in the best interests of PWI or PWG. Your employment may not be terminated for Causes until there shall have been delivered to you a copy of a resolution of the Board adopted at a meeting of the Board called and held for such purpose (after reasonable notice is provided to you) and at which you have been given an opportunity to be heard before the Board, finding that, in the good faith opinion of the Board, you have been guilty of conduct described in clause (ii)(A) or (B) above and specifying the particulars thereof in detail.

                 (c) Termination Without Cause or Constructive Termination. In the event that your employment is terminated without Cause, other than due to disability, or there is a Constructive Termination (as defined below), you shall be entitled to:

                          (i)     base salary through the date of such
         termination;

                          (ii) an amount equal to the greater of (x) $3,300,00 less the total amount of base salary and annual bonus awards received by you under this agreement, including annual bonus awards made in stock, pursuant to Section 6 or otherwise, to the extent, vested upon such termination (in which came such awards shall be valued for this purpose as of the date made) or (y) $850,000, such amount to be paid in a lump sum;

                          (iii) continuation in all employee benefit plans or programs in which you were participating on the date of such termination in accordance with the terms of such plans or programs until the originally scheduled end of the Term of Employment, provided that if you receive equivalent coverage and benefits under the plans and programs of a subsequent employer the coverage hereunder shall be secondary thereto.

                 For the purpose of this Agreement, "Constructive Termination" shall mean that, without your prior written consent, one or more the following events occurs and, within six months thereafter you terminate your employment:

                          (i) the loss of any of your titles or positions or reporting responsibilities as described in Section 2;
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                          (ii)    a material diminution in your authority and
         responsibilities or the assignment to you of duties and responsibilities which are materially inconsistent with your positions as described in Section 2;

                          (iii) your office location as assigned to you by PWG is other than the office at which the Chairman and Chief Executive Officer of PWG and the President of PWI are located; or

                          (iv) any material breach of this Agreement by PWG or PWI.

         9.      Non-Competition Non-Solicitation.

                 (a) During the Term of Employment and for a period of one year after termination of your employment, you shall not become engaged in any business, whether as an employee, consultant, director, partner or shareholder, that is in competition with the business of PWG, PWI or any subsidiary of PWG or PWI ("PaineWebber Group"). For this purpose, a business located in the United States, the United Kingdom, Japan or in any other country in which PaineWebber Group is actively engaged in business shall be deemed to be in competition with PaineWebber Group if such business involves

                          (i) the sales or trading of securities on behalf of others (whether the customers are individuals or institutions),

                          (ii)    Proprietary trading, including risk arbitrage,

                          (iii)   asset management, or

                          (iv)    investment or merchant banking.

Anything in this Section 9(a) to the contrary notwithstanding, (x) ownership of less than one percent of the outstanding common stock of a publicly traded corporation shall not constitute engaging in a business in competition with the business of PaineWebber Group and (y) practicing law as a partner or employee of a law firm that represents a business in competition with the business of Pains Webber Group shall not constitute your engaging in a business in competition with the business of PaineWebber Group.

                 (b)      In the event of a violation of the provisions of
Section 9(a), you acknowledge that PaineWebber Group will be subject to irreparable harm entitling it to immediate injunctive or other equitable relief.

                 (c) During the Term of Employment and for a period of one year following any termination of your employment, you shall not, directly or indirectly, (i) solicit any customer of PaineWebber Group or (ii) solicit any person who is or was employed by Painewebber Group within 180 days of such solicitation to (A) terminate his or her employment with PaineWebber Group, or
(B) accept employment with anyone other than PaineWebber Group. In the event of any such solicitation, you acknowledge that PaineWebber Group will be subject to irreparable harm entitling it to immediate injunctive relief.
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         10.     Confidential Information.  During the Term of Employment and
thereafter, you shall not disclose to any person any Confidential Information relating to PaineWebber Group except for the benefit of PaineWebber Group or as required by an order of a court or governmental agency with jurisdiction. For purposes of this Section 10, "Confidential Information" shall mean non-public information concerning PaineWebber Group's financial data, strategic business plans, product development, customer lists, marketing plans and any other proprietary information, except for specific items which have become publicly available information other than through a breach by you of your fiduciary duty or any confidentiality agreement. You shall give immediate written notice to PWI of any such requirement, or threatened requirement, by a court or government agency in order to allow PaineWebber Group the opportunity to resist such a request.

         11.     Indemnification.

                 (a) PWG and PWI shall indemnify you, and advance expense to you, to the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may be amended, consistent with the Certificate of Incorporation and by-laws of PWG in effect as of the date hereof as the same exists or may be amended (but only to the extent that any such amendment would provide broader indemnification than provided hereunder) with respect to any acts or nonacts you may have committed while you were an officer, director or employee of PWG, PWI or any subsidiary thereof, or of any other entity which you served as an officer, director or employee at the request of PWG or PWI.

                 (b) You shall be covered by directors' and officers' liability insurance to the same extent as other senior officers of PWG and PWI.

         12. Miscellaneous. PWG's and PWI's obligation to make the payments provided for in this Agreement and otherwise to perform their obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which PWG or PWI may have against you or others. In no event shall you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this Agreement and, subject to PWG and PWI's rights under Section 9 and 10, such amounts shall not be reduced whether or not you obtain other employment. PWG and PWI agree to pay as incurred, to the full extent permitted by law, all legal fees and expenses which you may reasonable incur as a result of any contest (regardless of the outcome thereof) by PWG, PWI, you or others with respect to the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by you about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 1274(d) of the Internal Revenue Code of 1986, as amended, provided, however, that PWG and PWI shall have no obligation to pay such legal fees and expenses if it shall be determined by the court hearing such contest that your claims or defenses, taken as a whole, were without any reasonable basis.
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         13.     Representation.  You represent that neither the execution and delivery of this Agreement nor the performance of your obligations under this Agreement will violate any agreement between you and any other person, firm, corporation or other organization.

         14. Governing Law. This Agreement shall be governed by the laws of the State of New York without reference to the principles of conflict of laws.

         If the above sets forth our understanding, please sign the enclosed copy of this letter in the space provided and return it to me, whereupon it will constitute a valid and binding employment agreement.

                                        Sincerely,

                                        Paine Webber Group Inc.



                                        By: ____________________

                                        PaineWebber Incorporated



                                        By: ____________________
Understood and accepted:



/s/ THEODORE A. LEVINE
- ----------------------
Theodore A. Levine